Exhibit 10.18

CASELLA WASTE SYSTEMS, INC.

Casella Waste Systems, Inc.

2006 Stock Incentive Plan

Restricted Stock Unit Agreement

Cover Sheet

This Agreement evidences the grant by Casella Waste Systems, Inc., a Delaware corporation (the “Company”), on the date set forth below (the “Grant Date”) to the person named below (the “Participant”) of a Restricted Stock Unit Award (the “Award”) based on the number of Continued Employment Units for the Vesting Period listed below, and Performance Share Units up to the maximum number of Performance Share Units for the Performance Period listed below. Each unit ultimately earned represents the right to receive one share of the Company’s Class A Common Stock, $0.01 par value per share (“Common Stock”), or the value of such Share. This Award is subject to the terms and conditions specified in the Casella Waste Systems, Inc. 2006 Stock Incentive Plan, as amended, (the “Plan”), and in this Agreement, consisting of this Cover Sheet and the attached Exhibit A.

Participant Name:

Grant Date:

Number of Continued Employment Units:

Continued Employment Units Vesting Period:

Number of Performance Share Units:

Target Performance Share Unit Performance Period:

PARTICIPANT:	CASELLA WASTE SYSTEMS, INC. 25 Greens Hill Lane Rutland, Vermont 05701

By:
John W. Casella, Chairman & CEO

By accepting this Award, the Participant hereby (i) acknowledges that a copy of the Plan and a copy of the Plan prospectus have been delivered to the Participant and additional copies thereof are available upon request from the Company’s Human Resources Department, (ii) acknowledges receipt of a copy of this Cover Sheet and Exhibit A hereto (collectively, the “Agreement”) and accepts the Award subject to all the terms and conditions of the Plan and the Agreement; (iii) represents that the Participant has read and understands the Plan, the Plan prospectus and the Agreement, and (iv) acknowledges that there are tax consequences related to the Award and that the Participant should consult a tax advisor to determine his or her actual tax consequences. For this Agreement to become binding, the Participant must accept this Award by signing and returning both copies to the Company within 30 days following notification of the grant. A fully executed copy will be returned to you for your records.

EXHIBIT A

CASELLA WASTE SYSTEMS, INC.

Restricted Stock Unit Agreement

Casella Waste Systems, Inc. 2006 Stock Incentive Plan

Terms and Conditions

1.	Grant of Restricted Stock Units.

The Award is granted pursuant to and is subject to and governed by the Plan and the terms of this Agreement. It is a form of “Restricted Stock Unit” as defined in the Plan. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the same meaning as in the Plan. The shares of Common Stock that are issuable after the Restricted Stock Units have been earned are referred to in this Agreement as “Shares.” The Restricted Stock Units shall be granted to the Participant without payment of consideration (other than continuing services).

2.	Two Types of Restricted Stock Units.

The allocation between Restricted Stock Units that may be earned based on continued service to the Company (“Continued Employment Units”) and Restricted Stock Units that may be earned based on the Company’s Financial Performance (“Performance Share Units”) is as follows:

Continued Employment Units	Target Maximum: 100% of the Continued Employment Units on the Cover Sheet

Performance Share Units	Target Maximum: up to 200% of the Target Performance Share Units on the Cover Sheet

Depending on the Company’s financial performance as provided in Section 3 and the continued employment of the Participant, the Participant may earn up to the Maximum Restricted Stock Units (200% of the Target Performance Share Units) as set forth in Section 3.

3.	Determination of Earned Restricted Stock Units.

(a)	Continued Employment Units. Unless otherwise provided in this Agreement or the Plan, shares will be earned on account of the Continued Employment Units in accordance with the following vesting schedule: one-third of the total number of Continued Employment Shares shall be earned on the first anniversary of the Grant Date and an additional one-third of the total number of Continued Employment Shares shall be earned on each of the second and third anniversaries of the Grant Date. Any fractional number of Continued Employment Shares resulting from the application of the foregoing percentages shall be rounded down to the nearest whole number of Continued Employment Shares.

(b)	Performance Share Units. The performance goal is based on FY2015 Return on Net Assets, with the targets set as follows:

	FY2015 Return on Net Assets	Payout as Percentage of Target Performance Share Units
Threshold	9.8%	50%
Targeted	10.3%	100%
Above Target	11.0%	150%
Maximum	11.8%	200%

(c)	No shares will be earned on account of Performance Share Units if the FY2015 Return on Net Assets is below the threshold number indicated above. For purposes of this determination, the FY2015 Return on Net Assets shall be rounded to two decimal points, with the thousandth decimal point rounded upwards if at 0.005 or higher. If the FY2015 Return on Net Assets is between two stated percentages above, the Payout Percentage will be prorated accordingly.

(d)	For purposes of this Agreement:

(i)	“FY2015 Return on Net Assets” is defined as the Company’s Operating Income for the FY2015 fiscal year divided by the monthly average of the sum of working capital (net of cash) plus property, plant and equipment (net of accumulated depreciation and amortization) plus goodwill and intangible assets (net of amortization) as calculated over the 13 month-ends commencing on the day prior to the commencement of such fiscal year and ending on the last day of such fiscal year;

(ii)	“Operating Income” is defined as Revenue less Cost of Operations less General and Administrative costs less Depreciation and Amortization costs. For the purpose of this calculation, Operating Income excludes all unusual or non-recurring items.

The elements of each financial measure are as defined in the financial statements, notes to the financial statements, management’s discussions and analysis, or other Company filings with the Securities and Exchange Commission. The Compensation Committee of the Board of Directors (the “Committee”) may make any reasonable adjustments to FY2015 Return on Net Assets or Operating Income as necessary to reflect the intent of the metrics and the Program.

4.	Cessation of Business Relationship.

(a)	Definitions. For purposes of this Section:

(i)	“Beneficiary” shall mean the last person or persons designated as such by the Participant in writing prior to the Participant’s death. If no such person survives the Participant, the Beneficiary shall be the Participant’s estate.

(ii)	“Cause” shall mean any of the following with respect to the Participant, his or her

A.	being convicted of a crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board),

B.	being found by reasonable determination of the Company, made in good faith, to have engaged in (1) willful misconduct that has a material adverse effect on the Company, (2) willful or gross neglect that has a material adverse effect on the Company, (3) fraud, (4) misappropriation or (5) embezzlement in the performance of his duties hereunder, or

C.	having breached in any material respect the material terms and provisions of his or her employment agreement or any other material contract between the Participant and the Company and failed to cure such breach within 15 days following written notice from the Company specifying such breach;

provided that the termination for Cause requires a written notice given to the Participant at any time following the occurrence of any of the events described in clauses A and B above and on written notice given to the Participant at any time not less than 60 days following the occurrence of any of the events described in clause C above.

(iii)	“Disability” shall have the meaning provided under Treasury Regulation Section 1.409A-3(i)(4)(i) and (iii).

(b)	Death, Disability or Termination Without Cause. If the Participant’s Business Relationship ceases before April 30, 2015 as a result of the Participant’s (i) death, (ii) Disability, or (iii) termination of employment by the Company without Cause (does not apply to voluntarily termination of employment by Employee), the Participant (or the Participant’s Beneficiary in the event of the Participant’s death) shall be entitled to payment of all Shares.

5.	Payment.

(a)

Within 60 days following the date on which any Restricted Stock Units are earned (or, in the case of Performance Share Units, following the date of the Committee’s certification in writing of the number of Performance Share Units earned), the Company shall distribute to the Participant (or to the Participant’s Beneficiary in the event of death) the Shares represented by Restricted Stock Units that were earned, reduced by the number of Shares (if any) that are withheld from the Award for the payment of Tax-Related Items (as defined in Section 12 hereof) and upon the satisfaction of all other applicable conditions as to the Restricted Stock Units; provided, however, that the Shares shall be distributed no later than the 15th day of the third month following the later of (x) the end of the calendar year in which the Performance Period ends or (y) the end of the Company’s taxable year in which the Performance Period ends; provided further, however, that the Shares may be distributed following the date contemplated in this Section to the extent permitted under Section 409A (“Section 409A”) of Internal Revenue Code of 1986, and the regulations, including the proposed regulations thereunder (the “Code”) without the payment becoming subject to, and being treated as “nonqualified deferred compensation” within the meaning of Section 409A (such as where the Company reasonably anticipates that the payment will violate federal securities laws or other applicable laws). Payment of any earned Restricted Stock Units shall be made in whole Shares. Earned Restricted Stock Units shall be rounded down to the nearest whole Share, and the Company shall pay the value of any fractional Shares to the Participant in cash on the basis of the Fair Market Value per share of Common Stock on the date of distribution.

(b)	The Company shall not be obligated to issue Shares to the Participant upon the earning of any Restricted Stock Units unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal, state or foreign securities laws, any applicable Tax-Related Items and the requirements of any stock exchange upon which Shares may be listed.

(c)	Anything in the foregoing to the contrary notwithstanding, Restricted Stock Units granted under this Agreement may be suspended, delayed or otherwise deferred for any of the reasons contemplated in Sections 4 and 5 only to the extent such suspension, delay or deferral is permitted under Treas. Reg. §§1.409A-2(b)(7), 1.409A-1(b)(4)(ii) or successor provisions, or as otherwise permitted under Section 409A.

6.	Option of Company to Deliver Cash.

Notwithstanding any of the other provisions of this Agreement, at the time when any Restricted Stock Units are payable pursuant to Sections 5 or 11, the Company may elect, in the sole discretion of the Committee, to deliver to the Participant in lieu of the Shares represented by Restricted Stock Units that are then payable an equivalent amount of cash (determined by reference to the closing price of the Shares on the principal exchange on which the Shares trade on the applicable payment date or if such date is not a trading date, on the next preceding trading date). Such payments shall be made no later than the deadline set forth in Section 5(a) hereof. If the Company elects to deliver cash to the Participant, the Company is authorized to retain such amount as is sufficient to satisfy the withholding of Tax-Related Items (as defined in Section 12 hereof).

7.	Restrictions on Transfer.

(a)	The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any Restricted Stock Units, either voluntarily or by operation of law. Any attempt to dispose of any Restricted Stock Units in contravention of the above restriction shall be null and void and without effect.

(b)	The Company shall not be required (i) to transfer on its books any of the Restricted Stock Units that have been transferred in violation of any of the provisions set forth herein or (ii) to treat as the owner of such Restricted Stock Units any transferee to whom such Restricted Stock Units have been transferred in violation of any of the provisions contained herein.

8.	No Obligation to Continue Business Relationship. Neither the Plan, this Agreement, nor the grant of the Restricted Stock Units imposes any obligation on the Company or its Affiliates to have or continue a Business Relationship with the Participant.

9.	No Rights as Stockholder. The Restricted Stock Units represent an unfunded, unsecured promise by the Company to deliver Shares or the value thereof in accordance with the terms of this Agreement. The Participant shall have no rights as a shareholder with respect to the Shares underlying the Restricted Stock Units. The Participant shall have no right to vote or receive dividends with respect to any Shares underlying the Restricted Stock Units unless and until such Shares are distributed to the Participant.

10.	Adjustments for Capital Changes.

The Plan contains provisions covering the treatment of Restricted Stock Awards in a number of contingencies such as stock splits and mergers. Provisions in the Plan for such adjustments are hereby made applicable hereunder and are incorporated herein by reference.

11.	Change in Control.

(a)	Upon a Change in Control of the Company during the Performance Period, Performance Share Units shall be vested as though the maximum FY2015 Return on Net Assets had been satisfied as of such date and Continued Employment Goal Units shall be vested in full as of such date, and paid within five business days of a Change in Control; provided that if such payment would result in the imposition of a tax under Section 409A then such payment shall be made in accordance with Section 5(a) above, following the end of the fiscal year in which such Change in Control occurs.

(b)	For purposes of this Agreement, a “Change in Control” means any of the following events:

(i)	“Change in Control” means any of the following events:

A.	Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) or “Group” (within the meaning of Rule 13d-5 of the Exchange Act and Treas. Reg. § 1.409A-3(i)(5)(B)), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding voting securities, by acquisition or through merger, consolidation, or reorganization;

B.	Individuals who, at the beginning of any 12 month period, constitute the Board of Directors of Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors shall, for the purposes of this Agreement, be considered as though such person were a member of the Incumbent Board of the Company (provided that this clause B does not apply if a majority shareholder of the Company is another corporation); or

C.	The consummation of a sale or other disposition by the Company of all or substantially all (i.e., at least 85%) of the Company’s assets to a person or Group (each as defined in clause A) within a 12 month period ending on the then most recent disposition of assets. There is no Change in Control event under this clause C when the transfer is to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to such shareholder’s stock; (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or more than one person acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in subclause (iii).

Notwithstanding the preceding provisions of this definition, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this definition is (1) an underwriter or underwriting syndicate that has acquired the ownership of any of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities, (2) any subsidiary of the Company or (3) to the extent permitted by Section 409A, an employee stock ownership plan or other employee benefit plan maintained by the Company (or any of its subsidiaries) that is qualified under the provisions of the Code. In addition, no Change in Control shall have occurred unless the transaction or series of transactions results in a Change in Control within the meaning of Code Section 409A and the regulations thereunder. This Change in Control definition shall be interpreted in a manner that is consistent with Code Section 409A and the regulations thereunder, including with respect to any applicable limitations on the kinds of events that would constitute a Change in Control.

12.	Withholding Taxes.

(a)

Regardless of any action the Company and/or the Affiliate employing the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax or other tax-related items (“Tax-Related Items”), the Participant hereby acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant with respect to the Participant’s Award of Restricted Stock Units, earning of the Restricted Stock Units, or the issuance of Shares (or payment of cash) in settlement of earned Restricted Stock Units is and remains the Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the award of the Restricted Stock Units, the earning of the Restricted Stock, the issuance of Shares (or payment of cash) in settlement of the Restricted Stock Units, the subsequent sale of Shares acquired at earning and the receipt of any dividends and or Dividend Equivalents; and (ii) do not commit to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

(b)	Prior to the relevant tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer with respect to Tax-Related Items. In this regard, the Participant hereby authorizes the Company and/or the Employer, in their sole discretion and without any notice to or authorization by the Participant, to withhold from the Shares being distributed under this Award upon the determination of earned Restricted Stock Units that number of whole Shares the fair market value of which (determined by reference to the closing price of the Common Stock on the principal exchange on which the Common Stock trades on the date the withholding obligation arises, or if such date is not a trading date, on the next preceding trading date) is equal to the aggregate withholding obligation as determined by the Company and/or Employer with respect to such Award, provided that the Company only withholds the number of Shares necessary to satisfy the minimum withholding obligation amount. If the Company satisfies the withholding obligation for Tax-Related Items by withholding a number of Shares being distributed under the Award as described above, the Participant hereby acknowledges that the Participant is deemed to have been issued the full number of Shares subject to the Award of Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Award, earning and/or settlement of the Restricted Stock Units. In the event the Tax-Related Items withholding obligation would result in a fractional number of Shares to be withheld by the Company, such number of Shares to be withheld shall be rounded up to the next nearest number of whole Shares. If, solely due to rounding of Shares, the value of the number of Shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Participant.

(c)

Alternatively, or in addition, the Company may (a) only to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions, instruct the broker whom it has selected for this purpose to sell on the Participant’s behalf, the Shares to be issued upon the earning or settlement, as applicable, of the

Participant’s Restricted Stock Units to meet the withholding obligation for Tax-Related Items, and/or (b) withhold all applicable Tax-Related Items legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer.

(d)	Finally, the Participant hereby acknowledges that the Participant is required to pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of the Participant’s Award of Restricted Stock Units, earning of the Restricted Stock Units, or the issuance of Shares (of payment of cash) in settlement of earned Performance Share Units that cannot be satisfied by the means previously described. The Participant hereby acknowledges that the Company may refuse to deliver the Shares in settlement of the earned Restricted Stock Units to the Participant if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section. The Participant shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.

(e)	The Participant has reviewed and understands the tax withholding and payment obligations as set forth in this Agreement and understands that the Company is not providing any tax advice and that the Participant should consult with Participant’s own tax advisors on the U.S. federal, state, foreign and local tax and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement.

13.	Nature of Grant.

In accepting the Restricted Stock Units, Participant acknowledges that: (a) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been granted repeatedly in the past; (b) all decisions with respect to future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company; (c) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (d) in consideration of the award of Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Units or any diminution in value of the Restricted Stock Units or Shares received when the Restricted Stock Units are earned resulting from the Participant’s termination of employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local employment laws), and Participant irrevocably releases the Company and/or the Affiliate from any such claim that may arise; (e) in the event of involuntary termination of Participant’s employment (whether or not in breach of local employment laws), Participant’s right to receive Restricted Stock Units and vesting under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law or contract, and the Company shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the Restricted Stock Units; (f) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares; and (g) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

14.	Miscellaneous.

(a)	Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Participant, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary.

(b)	Entire Agreement; Modification. This Agreement (including the cover sheet) and the Plan constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded by the Committee as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law or other applicable rules, including, without limitation, the rules of the stock exchange on which the Shares are listed. If the Committee determines that the Award terms could result in adverse tax consequences to the Participant, the Committee may amend this Agreement without the consent of the Participant in order to minimize or eliminate such tax treatment.

(c)	Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

(d)	Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e)	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.

(f)	Participant’s Acceptance. The Participant is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Agreement, the Participant is deemed to have accepted and agreed to all of the terms and conditions of this Award and the provisions of the Plan, including as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award.

(g)

Section 409A. This Agreement, the Restricted Stock Units and payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from the requirements of Section 409A and shall be construed consistently therewith and shall be interpreted in a manner consistent with that intention. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all Restricted Stock Units are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no undertaking to preclude Section 409A from applying to this Award of Restricted Stock Units. Any payments described in this Section 13(g) that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. If and to the extent any portion of any payment, compensation or other benefit provided to the Participant in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a specified employee as defined in Section 409A(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”)), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. Notwithstanding the foregoing, the Company, its Affiliates, Directors, Officers and Agents shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant, or for any action taken by the Committee.

(h)	Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties, evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Vermont and agree that such litigation shall be conducted only in the courts of Rutland County, Vermont, or the federal courts for the United States for the District of Vermont, and no other courts, where this Award is made and/or to be performed.

(i)	Administrator Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have been earned). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.